UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 (Rule 14a-101)

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
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SAFEGUARD SCIENTIFICS, INC

(Name of Registrant as Specified in its Charter)

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The following press release was issued by Safeguard Scientifics, Inc. on May 28, 2004.

CONTACT:
Janine Dusossoit
Vice President, Investor Relations
Safeguard Scientifics, Inc.
610-293-0600

Safeguard Scientifics, Inc. Agrees to Sell
Its Interest in CompuCom Systems, Inc.

WAYNE, PA, May 28, 2004 — Safeguard Scientifics, Inc. (NYSE: SFE) today announced that its subsidiary, CompuCom Systems, Inc. (NASDAQ: CMPC), has entered into a definitive agreement pursuant to which an affiliate of Platinum Equity, LLC would acquire CompuCom for $4.60 per common share in cash. In addition, Platinum will acquire Safeguard’s holdings of CompuCom preferred shares at par of $15 million plus accumulated dividends. Safeguard, which has a 58% voting interest in CompuCom, has agreed to vote its CompuCom shares in favor of the transaction, subject to the approval of Safeguard’s shareholders. Once all conditions to the acquisition and the closing are satisfied, Safeguard would receive approximately $128 million of cash proceeds for its common and preferred stockholdings of CompuCom.

In addition to CompuCom and Safeguard shareholder approval, the transaction is contingent upon the placement of $35 million in debt financing. Jefferies & Company Inc. has stated it is highly confident in its ability to obtain such financing. The transaction, which is also subject to regulatory approvals and other customary closing conditions, is expected to close late in the third quarter.

“We have been an investor in CompuCom since 1984. The company has grown to $1.5 billion in revenues and has achieved a mature market position as a national leader in helping companies plan, implement and manage their computing environments,” said Anthony L. Craig, Safeguard’s President and Chief Executive Officer. “Our newly-refined business model, however, is to focus primarily on business decision solutions and healthcare life sciences entities earlier in their value-creation cycle, at what we call the time-to-volume stage of growth.”

In accordance with the terms of the 2.625% Convertible Senior Debentures with a stated maturity of 2024, Safeguard plans to use a portion of the $128 million in proceeds to retire its 5% Convertible Subordinated Notes due June 15, 2006, and to fund certain interest payments on its 2.625% Convertible Senior Debentures due 2024. “This transaction strengthens our balance sheet,” said Mr. Craig, “and gives us further financial flexibility to make additional investments in our existing businesses and to acquire new businesses.”

Over time, Safeguard invested a total of approximately $67 million to acquire its ownership interest in CompuCom, and, for accounting purposes, has booked its share of CompuCom profits as increases in carrying value. At March 31, 2004, Safeguard’s carrying value for financial statement purposes was $147.5 million. In the second quarter of 2004, Safeguard will record an impairment charge for accounting purposes to reduce its carrying value in CompuCom to its estimated fair value. Upon closing of the transaction, Safeguard will present the results of operations of CompuCom as discontinued operations for all periods presented and will record a gain or loss on the disposal for the difference between the carrying value, as adjusted for the impairment charge, and the fair value of CompuCom, less costs to sell. The amount of the gain or loss on disposal will be affected by the amount of the goodwill impairment charge, anticipated charges at CompuCom, and any adjustments to current estimates of proceeds and transaction costs. Upon completion of the transaction, Safeguard would recognize for federal income tax purposes a gain on the sale of its CompuCom securities of approximately $61 million, which it expects will be offset by existing capital loss carry-forwards. A more complete discussion of the impact of this transaction will be included in a Proxy statement and in the second quarter Form 10-Q.

Safeguard will host a Web cast conference call on June 1, 2004 at 4:00 p.m. ET to discuss the CompuCom transaction. For listen only access, please call the toll-free number 877-818-2521. Alternatively you can access the Web cast, which will be accompanied by slides, at the Safeguard Web site at www.safeguard.com.

About Safeguard
 Safeguard Scientifics, Inc. (NYSE: SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

About CompuCom Systems, Inc.
 CompuCom Systems, Inc. (Nasdaq:CMPC), headquartered in Dallas, Texas, is a national leader in helping companies plan, implement and manage multi-vendor, industry standard computing environments. CompuCom’s clients include Fortune 1000 enterprises, vertical industry leaders, major technology equipment providers, leading edge systems integrators and wireless technology providers. CompuCom is accessible via the Internet at www.compucom.com.

About Platinum Equity, LLC
 Platinum Equity (www.platinumequity.com) is a global M&A&O(SM) firm specialized in the merger, acquisition and operation of mission-critical services and solutions companies. Since its founding in 1995, Platinum Equity has completed more than 40 transactions, building a portfolio of 18 market-leading companies with 32,000+ employees, more than 600,000 customer sites and revenues approaching $5.5 billion. In 2003 Platinum Equity was named the 34th largest private company in the United States by Forbes magazine.

Forward-Looking and Cautionary Statements
 Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, and the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

In connection with the merger, both CompuCom and Safeguard will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF COMPUCOM AND SAFEGUARD ARE URGED TO READ THEIR RESPECTIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087 or by calling (610) 293-0600. In addition, documents filed with the SEC by Safeguard will be available to download at the company’s Web site: www.safeguard.com.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Safeguard in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by CompuCom with the SEC.

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